                                  EXHIBIT 12

                 GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
        STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)
                         (Dollar amounts in millions)

                                    Three months ended      Nine Months ended
                                   ---------------------    -----------------
                                   October 2,  Sept. 30,   October 2,  Sept. 30,
                                     1999         1998        1999        1998
                                     ----         ----        ----        ----
Fixed charges:
 Total interest costs                 $ 134        $ 115      $  354      $ 342
 One-third of rent expense                7            7          20         18
                                      -----        -----      ------      -----
Total fixed charges                     141          122         374        360
                                      -----        -----      ------      -----

Add (deduct):
 Income before income taxes,
   extraordinary item and
   accounting change                    448          142       1,210        376
 Interest capitalized,
   net of amortization                    2            2           8          8
                                      -----        -----      ------      -----
                                        450          144       1,218        384
                                      -----        -----      ------      -----
Earnings for fixed charges            $ 591        $ 266      $1,592      $ 744
                                      =====        =====      ======      =====
Ratio of earnings to fixed charges     4.19         2.18        4.26       2.07
                                      =====        =====      ======      =====